UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 2, 2007

GREATER COMMUNITY BANCORP
(Exact name of registrant as specified in its charter)

NEW JERSEY	01-14294	22-2545165
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

55 UNION BOULEVARD, TOTOWA, NJ	07512
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	973-942-1111

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On July 2, 2007, Greater Community Bancorp (the "Company") and its newly formed subsidiary, GCB Capital Trust III, a Delaware statutory trust (the "Trust"), entered into a Purchase Agreement pursuant to which the Trust sold and issued $24,000,000 of the Trust's securities (the “capital securities”), liquidation amount $1,000 per capital security.  The capital securities represent undivided preferred beneficial interests in the Trust's assets, which consist primarily of the Company's junior subordinated debentures described below.  The Trust's capital securities mature on July 30, 2037, and are redeemable, at par, at the Company's option, at any time on or after July 30, 2017.

The holders of the Trust's capital securities are entitled to quarterly distributions at a fixed annual rate of 6.96% for the first 10 years, and a variable annual rate thereafter, which resets quarterly, equal to the 3-month LIBOR rate, plus 1.40% per annum, of the liquidation amount of $1,000 per capital security, subject to the Company's right to defer interest payments under the junior subordinated debentures as described below.

The Company purchased $743,000 of the Trust's common securities (the “common securities”), liquidation amount $1,000 per common security.

In connection with the Trust's sale of the capital securities, the Company entered into a Guarantee Agreement pursuant to which it guaranteed, on a subordinated basis, all distributions and payments under the Trust's capital securities upon liquidation, redemption or otherwise, but only to the extent the Trust fails to pay such distributions from payments under the junior subordinated debentures it holds from the Company.

The Trust used the proceeds from the sale of its capital securities and its common securities to purchase from the Company $24,743,000 aggregate principal amount of junior subordinated debentures due 2037.  The junior subordinated debentures bear interest at the same rates as the Trust's capital securities.  So long as no event of default has occurred under the terms of the indenture pursuant to which the junior subordinated debentures were issued, the Company will have the right to defer the payments of interest on the debentures for up to 20 consecutive quarterly periods, except that no extension period may extend beyond the maturity of the debentures.  During any deferral period, the Company or its subsidiaries may not pay dividends or certain other distributions or payments as provided in the indenture.  The junior subordinated debentures mature on July 30, 2037, and are redeemable at par, at the Company's option, at any time on or after July 30, 2017.  Upon any redemption by the Company of the junior subordinated debentures, the Trust must redeem a like amount of its capital securities.

Payments under the junior subordinated debentures are subordinated and junior in right of payment to the prior payment of other indebtedness of the Company that, by its terms, is not similarly subordinated.

The Company used the net proceeds from the trust preferred transactions described above to redeem on July 2, 2007 all of the outstanding 8.45% trust preferred securities previously issued by its subsidiary, GCB Capital Trust II, in 2002 at a redemption price of 100% of the liquidation amount, plus accrued and unpaid interest to the redemption date.

As a result of these transactions, the Company will incur a one-time charge for financial statement purposes of approximately $750,000, before income tax, during the second quarter of 2007.  The one-time charge reflects the impairment of unamortized issuance costs attributable to the 2002 trust preferred issuance.

A copy of the Company's press release discussing the above transactions is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion in Item 1.01 above, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.  The following exhibit is being filed with this Report and is attached hereto:

Exhibit No.	Description of Exhibit

99.1	Press release of the Company dated July 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER COMMUNITY BANCORP
(registrant)

Date: July 5, 2007	/s/ Stephen J. Mauger
Stephen J. Mauger
Senior Vice President, Treasurer
and Chief Financial Officer